EXHIBIT 99

FOR IMMEDIATE RELEASE             Contact:  Mr. Charles R. Ofner
                                                  (713) 496-5000

         RB Reports Improved Third Quarter 1995 Results

      October 16, 1995, Houston, Texas ... Reading & Bates Corporation (NYSE: RB) reported net income of $9.1 million ($.13 net income per share after preferred stock dividends of $1.2 million) on revenues of $54.7 million for the quarter ended September 30, 1995 compared to a net loss of $4.0 million ($.09 loss per share after preferred stock dividends of $1.2 million) on revenues of $42.8 million for the quarter ended September 30, 1994. The increase in revenues is largely attributable to higher fleet utilization and increased dayrates. Utilization for the third quarter of 1995 was 86% compared to 74% for the third quarter of 1994.

      For the nine months ended September 30, 1995 the Company reported net income of $11.2 million ($.13 net income per share after preferred stock dividends of $3.6 million), on revenues of $153.0 million compared to a net loss of $11.5 million ($.27 loss per share after preferred stock dividends of $3.6 million) on revenues of $124.6 million. Again, the increase in revenues is mainly attributable to higher fleet utilization and increased dayrates. Utilization for the nine months ended September 30, 1995 was 85% compared to 73% for the same period ended September 30, 1994.

      Paul B. Loyd, Jr. the Company's Chairman and CEO, said, "We are pleased to report improved third quarter results. As expected, earnings and cash flows continued their upward movement as our fleet contract status continued to improve. As we move into the fourth quarter, our core fleet is 100% contracted. The high specification semisubmersible market continues to tighten and prospects for all of our semis are excellent. Seven of our nine core jackups are contracted well into 1996 with good prospects for our remaining two core jackups. Our two tenders are solidly contracted with one contracted until late 1996 and the other until late 1997. Many of the dayrates being set at the margin, particularly for our semis, are substantially in excess of those achieved in the third quarter of 1995, and we remain optimistic concerning further improvements in our financial results.

      Reading & Bates completed two important investments this quarter: the acquisition of the "Iolair", a dynamically positioned third-generation semisubmersible support vessel and the "Treasure Driller", now renamed, "Rig 42", a large second-generation semi. The "Iolair" is currently working for BP in the Foinaven Field and will undergo a comprehensive upgrade in 1996 after which it will be used under a long-term gain share alliance with BP. "Rig 42" is an excellent candidate for the extended well test market, deep-water and/or harsh environment drilling or conversion to a floating production unit. Our third quarter results did not benefit materially from these acquisitions nor do we expect material incremental benefits in the fourth quarter, however we expect our investment in these two vessels to contribute substantially to net income in 1996 and thereafter."

      Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.


                   (financial highlights to follow)


                        READING & BATES CORPORATION
                             AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF OPERATIONS
                  (in thousands except per share amounts)
                               (unaudited)

                                      THREE MONTHS ENDED   NINE MONTHS ENDED
                                         SEPTEMBER 30,        SEPTEMBER 30,
                                      ------------------   -----------------
                                        1995    1994         1995      1994
                                      -------- --------   --------- ---------
OPERATING REVENUES                    $ 54,661 $ 42,773   $ 153,018 $ 124,623
                                      -------- --------   --------- ---------
COSTS AND EXPENSES:
  Operating expenses                    30,503   30,703      93,648    90,301
  Depreciation and amortization          7,786    7,302      22,599    21,343
  General and administrative             3,686    4,271      12,121    13,241
                                      -------- --------   --------- ---------
    Total costs and expenses            41,975   42,276     128,368   124,885
                                      -------- --------   --------- ---------
OPERATING INCOME (LOSS)                 12,686      497      24,650      (262)
                                      -------- --------   --------- ---------
OTHER INCOME (EXPENSE):
  Interest expense                      (3,944)  (3,443)    (11,697)   (9,760)
  Interest income                          498      792       1,403     2,595
  Other, net                              (272)  (1,355)       (954)   (2,114)
                                      -------- --------   --------- ---------
    Total other income (expense)        (3,718)  (4,006)    (11,248)   (9,279)
                                      -------- --------   --------- ---------
INCOME (LOSS) BEFORE INCOME TAX
  EXPENSE AND MINORITY INTEREST          8,968   (3,509)     13,402    (9,541)

INCOME TAX EXPENSE                        (193)     709       1,539     2,791

MINORITY INTEREST                          (61)     213        (700)      798
                                      -------- --------   --------- ---------
NET INCOME (LOSS)                        9,100   (4,005)     11,163   (11,534)

DIVIDENDS ON PREFERRED STOCK             1,212    1,214       3,642     3,644
                                      -------- --------   --------- ---------
NET INCOME (LOSS) APPLICABLE
  TO COMMON STOCKHOLDERS              $  7,888   (5,219)  $   7,521 $ (15,178)
                                      ======== ========   ========= =========
NET INCOME (LOSS) PER COMMON SHARE    $    .13     (.09)  $     .13      (.27)
                                      ======== ========   ========= =========
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING          60,085   56,864      59,847    55,952
                                      ======== ========   ========= =========


                      READING & BATES CORPORATION
                           AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEET
                            (in thousands)
                              (unaudited)

                                              9/30/95     12/31/94
                                             ---------   ---------
ASSETS:
  Cash and cash equivalents                  $  34,363   $  42,319
  Other current assets                          58,475      50,430
  Net property and equipment                   525,077     490,319
  Other assets                                   2,657       3,733
                                             ---------   ---------
TOTAL ASSETS                                 $ 620,572   $ 586,801
                                             =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                        $  78,630   $  86,041
  Long-term obligations                         96,728      81,937
  Other noncurrent liabilities                  53,661      52,792
  Minority interest                             44,496      43,871
  Stockholders' equity                         347,057     322,160
                                             ---------   ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 620,572   $ 586,801
                                             =========   =========